PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:    Matt McNulty
            Chief Financial Officer                               904/858-9100

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                PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES
              RESULTS FOR THE THIRD QUARTER OF FISCAL YEAR 2018

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; July 26, 2018 -

Third Quarter Operating Results

The Company reported net income of $1,086,000, or $.33 per share, compared to net income of $456,000, or $.14 per share, in the same quarter last year.

Total revenues for the quarter were $29,404,000, up $1,300,000 from the same quarter last year. Transportation revenues (excluding fuel surcharges) were $26,445,000, up $170,000 or 0.6%. Miles increased by 288,000, or 3.0%, to
9,812,000 versus 9,524,000 in the same quarter last year. During the second and third quarters of last fiscal year we lost sizeable pieces of business with two large customers most of which was shorter run, higher revenue per mile business. Since that time, we added back a meaningful portion of that lost business with longer run, lower revenue per mile business. As a result, our overall average haul length has increased by 5.9% and our transportation revenue per mile has decreased by 2.5%.

Compensation and benefits decreased $142,000, or 4 cents per mile, mainly due to a one-time accrual of $264,000 in the same quarter last year resulting from the award of two additional vacation days for drivers. Gross fuel expense was up $1,001,000 while fuel surcharges were up $1,130,000. Other operating expenses were up $113,000 due mainly to increased business in areas with tolls and maintenance at some of our terminals. Depreciation expense was down $212,000 as a result of right sizing our fleet in the first and second quarters. Corporate expenses were down by $192,000 due mainly to lower legal fees and corporate management changes that occurred at the beginning of fiscal 2018. Gain on sale of assets increased $80,000 as we sold excess equipment, including excess trailers. Total cost of operations improved by $.03 cents per mile over last year's 3rd quarter.

As a result of the increased miles and revenues coupled with the improved cost of operations per mile, operating profit this quarter was $1,353,000 compared to operating profit of $534,000 in the same quarter last year. Operating ratio was 95.4 this quarter versus a 98.1 in the same quarter last year.

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First Nine Months Operating Results for Fiscal year 2018.

The Company reported net income of $4,490,000, or $1.35 per share, compared to net income of $1,628,000, or $.49 per share in the same period last year. This year's first nine months' net income included $3,041,000, or $.92 per share, due to a deferred tax benefit resulting from revaluing the company's net deferred tax liabilities per the Tax Cuts and Jobs Act of 2017.

Total revenues for the first nine months were $85,284,000, up $1,029,000 from the same period last year. Transportation revenues (excluding fuel surcharges) were $77,391,000, down $1,836,000 or 2.3%. Miles declined by 291,000, or 1%, to 28,418,000 versus 28,709,000 in the same period last year.

Compensation and benefits increased $235,000 as a result of last summer's driver pay increase. Net fuel expense (i.e. gross fuel expenses less fuel surcharges) decreased by $1,126,000 due to fewer miles driven and higher fuel surcharges due to higher average diesel prices. Insurance and losses were up $331,000 due mainly to higher liability and medical claims during the first half of the fiscal year. Depreciation expense was down $518,000 as a result of right sizing our fleet. SG&A was up $191,000 due mainly to severance expense, reorganizing our IT department and higher advertising costs related to hiring drivers. Corporate expenses were down $530,000 due mainly to a decrease in legal fees, consulting, and corporate management changes that occurred at the beginning of fiscal 2018.

As a result, operating profit was $1,805,000 compared to $2,107,000 in the same period last year. Operating ratio was 97.9 versus a 97.5 last year.

Summary and Outlook

Currently, the customer demand significantly exceeds the tanker industry's capacity in most markets in which we operate. Every day we are allocating our resources to fulfill the needs of those customers who are willing to partner with us on both pricing and efficiently managing the day to day operation of our business. Driver hiring and retention remains our greatest challenge. Our turnover rate during this quarter was 82.4% versus 75.3% in the same quarter last year. We continue to experience a positive trend in driver productivity as we saw our average transportation revenue per company driver climb by 4.2% this quarter versus the same quarter last year. During the quarter we made significant process changes on both the recruiting and hiring side as well as the retention side. We are optimistic these changes will have positive impacts but will monitor the results closely and make changes where necessary. We also made significant progress on our IT overhaul with a goal to improve our employees' and customers' experience. The current quarter's higher revenues and lower operational costs per mile led to improved bottom line results but we are not satisfied and will continue to push for further improvement on both the top and bottom line. We remain debt free and have increased cash from $11 million at the beginning of the fiscal year to $17 million at the close of the 3rd quarter.

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Conference Call

The Company will host a conference call on July 26, 2018 at 3:00 PM (EDT). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-800-311-9406 domestic or international at 1-334-323-7224 then enter pass code 73185. Computer audio live streaming is available via the Internet through the Company's website at www.patriottrans.com at the Investor Relations tab or at one of the following links (whichever is most compatible with your device or player) http://stream.conferenceamerica.com/pth072618 or http://stream.conferenceamerica.com/pth072618.m3u. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-919-4059 domestic or international 1-334-323-0140 then enter pass code 31783103. An audio archive can be accessed via the internet at http://archive.conferenceamerica.com/archivestream/pth072618.mp3.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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            PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                               (In thousands)
                                (Unaudited)


                                   THREE MONTHS ENDED       NINE MONTHS ENDED
                                        JUNE 30,                JUNE 30,
                                 ----------------------   ---------------------
                                    2018        2017         2018       2017
                                 ----------  ----------   ---------- ----------

Revenues:
  Transportation revenues        $   26,445      26,275   $   77,391     79,227
  Fuel surcharges                     2,959       1,829        7,893      5,028
                                     ------      ------       ------     ------
Total revenues                       29,404      28,104       85,284     84,255

Cost of operations:
  Compensation and benefits          12,132      12,274       36,048     35,813
  Fuel expenses                       4,623       3,622       13,049     11,310
  Repairs & tires                     1,817       1,862        5,075      5,125
  Other operating                     1,247       1,134        3,353      3,144
  Insurance and losses                2,614       2,567        8,499      8,168
  Depreciation expense                2,137       2,349        6,690      7,208
  Rents, tags & utilities               792         820        2,534      2,543
  Sales, general & administrative     2,465       2,446        7,229      7,038
  Corporate expenses                    399         591        1,676      2,206
  Gain on equipment sales              (175)        (95)        (674)      (407)
                                     ------      ------       ------     ------
Total cost of operations             28,051      27,570       83,479     82,148
                                     ------      ------       ------     ------

Total operating profit                1,353         534        1,805      2,107

Interest income and other                64           1           97          4
Interest expense                        (10)        (15)         (29)       (79)
                                     ------      ------       ------     ------

Income before income taxes            1,407         520        1,873      2,032
Provision for income taxes              321          64       (2,617)       404
                                     ------      ------       ------     ------

Net income                       $    1,086         456   $    4,490      1,628
                                     ======      ======       ======     ======

Tax reform gain on retiree health         -           -           32          -
                                     ------      ------       ------     ------

Comprehensive income             $    1,086         456   $    4,522      1,628
                                     ======      ======       ======     ======

Earnings per common share:
  Net Income -
    Basic                        $     0.33        0.14         1.35       0.49
    Diluted                      $     0.33        0.14         1.35       0.49

Number of shares (in thousands)
  used in computing:
    -basic earnings per
     common share                     3,324       3,304        3,315      3,298
    -diluted earnings per
     common share                     3,328       3,305        3,316      3,301

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